Exhibit 99.1

Heron Therapeutics Announces Appointment of William Forbes, Pharm.D. as Chief Development Officer

SAN DIEGO, June 12, 2023 /PRNewswire/ -- Heron Therapeutics, Inc. (Nasdaq: HRTX), a commercial-stage biotechnology company focused on improving the lives of patients by developing best-in-class treatments to address some of the most important unmet patient needs, today announced the appointment of William Forbes, Pharm.D., as Executive Vice President, Chief Development Officer. In addition, Kimberly Manhard, Heron’s Executive Vice President, Drug Development, has resigned from her position. Dr. Forbes joins Heron’s management team and will be responsible for leading clinical and product development for Heron’s acute care and oncology care franchises.

“I am thrilled to welcome Bill to the Heron team as Chief Development Officer,” said Craig Collard, Chief Executive Officer of Heron. “Bill has a proven track record of success in pharmaceutical product development, achieving many key regulatory milestones and marketing approvals across a wide range of therapeutic areas and markets. His extensive experience will be valuable as we grow our commercial franchises and advance our product pipeline in acute care and oncology.”

Dr. Forbes brings more than thirty years of pharmaceutical product development experience to Heron and has contributed to 14 marketing approvals spanning a diverse range of therapeutic areas in the U.S. and European markets. Prior to joining Heron, Dr. Forbes served as the Chief Development Officer at Trevi Therapeutics, Inc. from 2021 to 2022. From 2016 to 2020, Dr. Forbes served as the President and CEO of Vivelix Pharmaceuticals, Ltd., where he was the founder and responsible for all strategic and operational aspects of the organization. Prior to that, Dr. Forbes served as the Chief Development Officer at Salix Pharmaceuticals, Inc. as the Head of Medical and R&D from 2005 to 2015. Earlier in his career, Dr. Forbes held various positions in clinical research and development at Metabasis Therapeutics, Inc., Otsuka America Pharmaceuticals, Inc., and Glaxo, Inc. Dr. Forbes received his Doctor of Pharmacy degree from Creighton University, and he completed fellowships in cardiovascular research at Creighton Cardiac Center and in clinical research at Glaxo, Inc.

“This is a very exciting time to join Heron, with a thriving commercial portfolio designed to address some of the most important unmet needs in oncology and postoperative pain management,” said Dr. Forbes. “My enthusiasm for APONVIE, ZYNRELEF, SUSTOL and CINVANTI is very high, and I look forward to working with the accomplished team to achieve our product development goals and continue to deliver benefit to the patients we serve.”

In connection with the commencement of Dr. Forbes’ employment, Heron granted Dr. Forbes an inducement award consisting of (i) a non-statutory stock option to purchase 500,000 shares of Heron common stock (Inducement Option), (ii) restricted stock units consisting of 50,000 shares of Common Stock (Inducement RSUs), and (iii) a non-statutory stock option to purchase up to 700,000 shares of Heron common stock based upon the achievement of certain stock price goals (Inducement PSO). The Inducement Option and Inducement PSO each have an exercise price based on the closing price per share as reported on the Nasdaq Capital Market as of June 6, 2023, the effective date of the grants and the start date of Dr. Forbes’s employment with

Heron. The Inducement Option has a 10-year term with a four-year vesting schedule, with 25% of the shares subject to the option vesting on the first anniversary of the grant date and the remaining 75% vesting on a monthly basis over the next three years, subject to Dr. Forbes’ continuous service through each vesting date. The Inducement RSUs vest as to 25% of the shares subject to the Inducement RSUs on each of the first four anniversaries of the grant date, subject to Dr. Forbes’ continuous service through each such vesting date. The Inducement PSO has a 10-year term and vests as to a certain number of shares of common stock upon achievement of certain stock price goals during Dr. Forbes’ employment with Heron and during the term of the Inducement PSO, subject to Dr. Forbes’ continuous service through each such vesting date. In accordance with Nasdaq Listing Rule 5635(c)(4), the inducement award grants were approved by Heron’s Compensation Committee of the Board of Directors and made as a material inducement to Dr. Forbes entering into employment with Heron.

About Heron Therapeutics, Inc.

Heron Therapeutics, Inc. is a commercial-stage biotechnology company focused on improving the lives of patients by developing best-in-class treatments to address some of the most important unmet patient needs. Our advanced science, patented technologies, and innovative approach to drug discovery and development have allowed us to create and commercialize a portfolio of products that aim to advance the standard-of-care for acute care and oncology patients. For more information, visit www.herontx.com.

Forward-looking Statements

This news release contains “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. Heron cautions readers that forward-looking statements are based on management’s expectations and assumptions as of the date of this news release and are subject to certain risks and uncertainties that could cause actual results to differ materially, and other risks and uncertainties identified in the Company's filings with the U.S. Securities and Exchange Commission. Forward-looking statements reflect our analysis only on their stated date, and Heron takes no obligation to update or revise these statements except as may be required by law.

Investor Relations and Media Contact:

David Szekeres
Executive Vice President, Chief Operating Officer

Heron Therapeutics, Inc.

dszekeres@herontx.com

858-251-4447